EXHIBIT 99.2


                    ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                            AUDIT COMMITTEE CHARTER
                             AS OF AUGUST 10, 2010


INTRODUCTION

The Audit Committee of the Board of Directors of Environmental Solutions Worldwide (the "Company") assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, the performance of the independent auditor, and such other duties as directed by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to prepare the Company's financial statements or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

STRUCTURE AND ORGANIZATION

     1. The committee will be composed solely of directors who have the necessary experience and are independent of the management of the company and are free of any relationship that may interfere with their exercise of independent judgment as a committee member, all in accordance with the Securities Exchange Act of 1934, as amended, (the "Exchange Act") of the United States Securities and Exchange Commission ("SEC) and applicable stock exchange requirements.

     2. The committee will consist of at least two members of the Board of Directors. Committee members and the committee chair serve at the pleasure of the Board of Directors. All members must be or become financially literate, at least one member must have accounting or related financial management expertise sufficient to be financially sophisticated as required by the applicable stock exchange rules, and, if required by the Board of Directors, at least one member must be an "audit committee financial expert" as defined by SEC rules.

     3. A committee member invited to sit on another public company's audit committee must notify the committee. The committee must determine whether or not the committee member's service on another company's audit committee impairs the directors' ability to serve on the Company's audit committee.

     4. The committee will meet at least four times a year, on a quarterly basis, or more frequently as circumstances require. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. Meetings may be in person or by video or telephone conference if necessary. Special meetings may be called by the Company's Executive Chairman or by any member of the committee. A majority of the members shall constitute a quorum.

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     5. The committee is expected to maintain free and open communication with management and the independent auditor.

     6. The committee has the authority to investigate any matter brought to its attention and to retain independent legal, accounting or other advisors for this purpose or any other purpose if determined appropriate, in its sole judgment. The Company will provide funding for that purpose as determined by the committee.

The committee's responsibilities include:

GENERAL RESPONSIBILITIES

     1. Meet at least quarterly with the independent auditor and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the committee. Provide sufficient opportunity for the independent auditor to meet with others in the Company as appropriate.

     2. Prepare and submit the minutes of all committee meetings and regularly report to the Board of Directors on committee matters.

     3. Review and reassess the adequacy of this Charter annually and propose to the Board of Directors any changes to the Charter.

     4. Set policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the company.

     5. Prepare a report of the committee in accordance with SEC requirements to be included in the Company's annual proxy statement.

RESPONSIBILITIES RELATED TO THE INDEPENDENT AUDITOR

     1. Appoint and retain and, where appropriate, terminate the independent auditor. Approve the compensation of the independent auditor, and evaluate the performance of the independent auditor. The independent auditor shall report directly to the committee. The committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and such firm regarding financial reporting.)

     2. Review with the independent auditor and management the audit plan of the independent auditor for the current year and the following year.

     3. Establish a policy with respect to the evaluation and approval of audit and permitted non-audit services and related fees to be performed by the independent auditor in accordance with the applicable laws and requirements of the applicable stock exchange.

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     4. On an annual basis, discuss and consider the independent auditor's written affirmation that the auditor is in fact independent. Obtain a formal written statement from the independent auditor delineating all relationships between the Company and the independent auditor, actively engage in dialogue regarding disclosed relationships or services which may impact the objectivity and independence of the independent auditor, and take or recommend that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence. The committee will evaluate the qualifications, performance and independence of the independent auditor and present its conclusions to the Board of Directors.

     5. At the committee's discretion, arrange for the independent auditor to be available to the full Board of Directors to help provide a basis for the Board of Directors' approval of the independent auditor's appointment.

     6. Review with the independent auditor the matters relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

RESPONSIBILITIES FOR OVERSIGHT OF THE QUALITY AND INTEGRITY OF ACCOUNTING, AUDITING AND REPORTING PRACTICES OF THE COMPANY

     1. Review and discuss with management and the independent auditor prior to filing with the SEC in periodic reports the annual and quarterly financial statements, including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations". The committee should meet and discuss each quarterly earnings announcement, as well as financial information and earnings guidance provided to analysts, with management (and the independent auditor, if desired) prior to release. The discussion may be done generally, and may include the types of information to be disclosed and the types of presentations to be made. These discussions should cover the quality (not just the acceptability) of the financial reporting, and such other matters as the committee deems appropriate.

     2. Review with management and the independent auditor critical accounting policies, significant financial reporting issues and judgments made in connection with the preparation of the company's financial statements, including any significant changes in the company's selection or application of accounting principles.

     3. As necessary, discuss with management any significant financial risk exposure and the steps management has taken to monitor and control such exposures, including the company's risk assessment and risk management policies.

     4. Review with management and the independent auditor the adequacy and effectiveness of the company's disclosure controls and procedures, internal controls for financial reporting and computerized information systems controls.

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PERIODIC RESPONSIBILITIES

     1. Review with management any legal and regulatory matters that may have a material impact on the company's financial statements, compliance policies and compliance programs.

     2. Oversee the Company's Corporate Compliance Program and periodically review and suggest to management any necessary improvements in the program. Establish procedures within the Corporate Compliance Program for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     3. Act as the Company's Qualified Legal Compliance Committee ("QLCC") for purposes of internal and external attorney reporting under Section 307 of the Sarbanes-Oxley Act of 2002. Establish a procedure for confidential receipt, retention and consideration of any attorney report to the QLCC.

     4. Review and approve transactions with the Company involving management and/or members of the Board of Directors and other related party transactions which are not otherwise subject to the approval of the Compensation Committee and would require disclosure under SEC or applicable stock exchange rules.

     5. Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

     6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

     7. Annually assess the committee's performance.

     8. Perform such other functions assigned by law, applicable stock exchange requirements, the Company's charter or bylaws or the Board of Directors.